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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549




                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report: January 12, 2000



                                 THE KROGER CO.
             (Exact name of registrant as specified in its charter)


An Ohio Corporation                  No. 1-303                      31-0345740
(State or other jurisdiction      (Commission File                 (IRS Employer
of incorporation)                      Number)                        Number)


1014 Vine Street
Cincinnati, OH 45201
(Address of principal
executive offices)

Registrant's telephone number:  (513) 762-4000



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Item 5.

                  Other Events

                  On January 12, 2000, representatives of the Company met with analysts. During those meetings, the Company advised that it continues to remain comfortable with its fourth quarter earnings per share estimate of $0.37-0.40, representing a 19-29% increase over the estimated pooled fourth quarter 1998 earnings per share, and its targeted 16-18% EPS growth rate for the fiscal years 2000- 2002, and that its fourth quarter 1999 sales-to-date currently are running slightly ahead of budget. The Company also reaffirmed its belief that it will meet or exceed the previously announced synergy savings from the prior Fred Meyer mergers and the Kroger/Fred Meyer merger of $155 million in fiscal year 1999; $260 million in fiscal year 2000; $345 million in fiscal year 2001; and $380 million in fiscal year 2002.

                  In its Current Report on Form 8-K dated December 6, 1999, the Company estimated that its sales for the fourth quarter 1998, taking into account the change in its fiscal year and the merger with Fred Meyer would have been approximately $11.1 billion. In its Current Report on Form 8-K dated September 14, 1999, the Company estimated that its earnings per share for that same quarter, and on the same basis, would have been approximately $0.34. Adjusting for the 53rd week calendar in 1998 for pre-merger Kroger, and the normalization of Ralphs' depreciation and amortization adjustment during the fourth quarter of 1998, sales would have been approximately $10.6 billion and earnings per share would have been approximately $0.31. Fred Meyer made the adjustments to depreciation and amortization in the fourth quarter of 1998 in connection with its accounting for the acquisition of Ralphs.

                  For purposes of completing models, the Company furnished to analysts its best estimates, excluding acquisitions, of reasonable assumptions for fiscal year 2000, a 53 week year containing an extra week in the fourth quarter:

                           Square footage growth - 4.5-5.0%

                           Identical store sales growth goal - at least 1% over
                                                               food cost
                                                               inflation

                           Capital expenditures - $1.6 billion

                           Depreciation - $925-940 million

                           Amortization of goodwill - $100 million

                           Interest expense - $620-640 million, based on current
                                              rates

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                           Tax rate - 40% (including amortization of goodwill)
                                      38.5% (excluding amortization of goodwill)

                           Average shares outstanding - 862 million

                           LIFO charge - $25 million


                  Attached as Exhibit 99.1 hereto are detailed income statements for the first three quarters of 1999, excluding costs related to mergers, which statements were furnished to analysts on January 12, 2000.


Item 7.           Financial Statements, Pro Forma Financial Information and
                  Exhibits

                  (c)      Exhibits:

                           99.1 Detailed income statements.
--------------------

Our ability to achieve the expected increases in sales and earnings could be adversely affected by the increasingly competitive environment in which we operate. In addition any labor dispute, delays in opening new stores, or changes in the economic climate could cause us to fall short of our sales and earnings targets. Our capital expenditures could fall outside of the expected range if we are unsuccessful in acquiring suitable sites for new stores, if development costs exceed those budgeted, or if our logistics and technology projects are not completed in the time frame expected or on budget. Square footage growth is dependent upon our ability to acquire desirable sites for construction of new facilities, as well as the timing of completion of projects. Our ability to increase same store sales could be adversely affected by increased competition and sales shifts to other stores that we operate. Depreciation and amortization may vary from our estimates due to the timing of new store openings. Interest expense will vary with changes in capital markets and the amount of debt that we have outstanding. LIFO will be affected by vendor promotions and changes in the cost of inventory. While we expect to achieve benefits through logistics and technology, development of new systems and integration of systems due to our merger with Fred Meyer carry inherent uncertainties, and we may not achieve the expected benefits. Unforeseen difficulties in integrating Fred Meyer with Kroger, or any other acquired entity could cause us to fail to achieve the anticipated synergy savings, and could otherwise adversely affect our ability to meet our other expectations.



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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                                                THE KROGER CO.



January 12, 2000                                By:   (Paul Heldman)
                                                       Paul Heldman
                                                Senior Vice President, Secretary
                                                       and General Counsel






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                                  EXHIBIT INDEX



Exhibit No.                         Exhibit
-----------                         -------


99.1                                Detailed income statements.